BOLT TECHNOLOGY ANNOUNCES SPECIAL CASH DIVIDEND

AND QUARTERLY DIVIDEND

NORWALK, CT, November 26, 2013 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) announced today that its Board of Directors has declared a special cash dividend of $0.50 per common share and a quarterly dividend of $0.09 per common share. Both dividends are payable on January 15, 2014 to shareholders of record on January 2, 2014.

Commenting on the dividends, Raymond M. Soto, Chairman and CEO, said, “The Board’s decision to declare the special cash dividend and the quarterly dividend reflect our strong financial position and our commitment to delivering shareholder value. After payment of these dividends, our cash levels and capitalization will remain strong and continue to provide the financial resources both to support our operations and allow us to pursue strategic opportunities to further enhance our shareholder value.”

About Bolt Technology Corporation

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic data acquisition equipment used for offshore oil and natural gas exploration. Bolt, through its SeaBotix Inc. subsidiary, is also a developer and manufacturer of remotely operated robotic vehicles systems used for a variety of underwater tasks.

Contact:

Raymond M. Soto

Chairman and CEO

(203) 853-0700

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